Exhibit 99.1

99 Park Avenue	212-659-0638
4th Floor	facsimile 212-659-0610
New York, NY 10016	www.MetropolitanBankNY.com

Contact: Edward Nebb	For Immediate Release

203-972-8350

IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Responds to Erroneous Reports in Online Articles

NEW YORK, N.Y. — January 16, 2018 — Metropolitan Bank Holding Corp. (NYSE: MCB) (the “Company”) today responded to erroneous statements contained in articles that have recently appeared in some online publications. The articles reported that the Company’s wholly owned subsidiary, Metropolitan Commercial Bank (the “Bank”) “has ceased all cryptocurrency-related international wires effective immediately” and that the Bank’s actions were in response to an “incident of international fraud.”

As a matter of policy, the Bank does not accept cryptocurrency-related wire transfers from non-U.S. entities. This is a long-standing policy of the Bank and remains in effect today. Last week, the Bank sent out a reminder to customers of its policy against accepting cryptocurrency-related wire transfers from non-U.S. entities. This reminder to customers is not a new policy for the Bank and was not due to, nor did the Bank experience, any “incident of international fraud.”

The Bank’s long-standing policy of not accepting cryptocurrency-related wire transfers from non-U.S. entities is part of its robust risk management program that is designed to ensure the safe and sound operations of the Bank in compliance with applicable laws, rules and guidance.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank®, The Entrepreneurial Bank. Headquartered in New York City, the Bank operates full-service banking centers in Manhattan; Boro Park, Brooklyn; and Great Neck, Long Island. Metropolitan Commercial Bank is a New York State chartered commercial bank, an FDIC member and an equal opportunity lender.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the registration statement filed with the SEC. Potential investors should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and Metropolitan Bank Holding Corp. does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

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